Exhibit 10.1

Addendum #4 To The Lease Dated on or about July 1, 2011

By and Between Condiotti Enterprises, Inc. (“Lessor”) And

Ultragenyx Pharmaceutical Inc. (“Lessee”)

Lessor and Lessee are parties to that certain Lakepoint Business Park Standard Lease dated on or about July 1, 2011 and amended by that certain Addendum One dated on or about July 1, 2011, that certain Addendum Two dated on or about March 7, 2012, and that certain Addendum #3 effective February 12, 2014 which together constitute the Lease and pursuant to which Lessee leases from Lessor the entire space on the first and second floors of the building located at 60 Leveroni Court, Novato, California.

Now, therefore, the parties do wish to amend the Lease further as follows:

76. There shall be added to the existing Premises occupied by Lessee (43,517sf+comprising the entire Building located at 60 Leveroni Court, Novato, California) (“the Existing Space”) approximately 20,343sf+, comprising the entire Building located at 52 Leveroni Court and consisting of 16,825sf+ of office and 3,518sf+ of warehouse(the “52 Expansion Space”). The architectural footprint drawings produced by Lessee’s architect shall be attached to this Addendum #4 as Exhibit I. The Existing Space and the 52 Expansion Space are collectively referred to herein as the “Entire Premises”.

77. The Term for the 52 Expansion Space shall commence on May 1, 2015 and expire on April 30, 2019, unless extended in accordance with the terms of the Lease.

78. The Anniversary Date for the Entire Premises shall be May 1st for the purposes of the annual Base Monthly Rent increase and the annual reduction in value for the Deposit Letter of Credit (the “Initial LOC”, here and hereafter the “Deposit LOC”), subject to the terms of the Lease.

79. Effective May 1, 2015 Initial Base Monthly Rent for the 52 Expansion Space shall be $26,593.05.

80. Base Monthly Rent for the Existing Space at 60 Leveroni Court shall be subject to the annual escalation due May 1, 2015, as provided in the Lease.

81. Thereafter, Base Monthly Rent for the Entire Premises shall be increased annually, effective May 1 of each year, in accordance with the terms of the Lease.

82. Lessee intends to install improvements to the 52 Expansion Space at Lessee’s sole cost and expense. In this regard Lessee shall present Lessor with detailed plans, specifications and budget for Lessor’s review and approval, denial, or modification, prior to the start of any work on the premises. Lessor’s approval of the proposed improvements shall not be unreasonably withheld, conditioned or delayed. Lessee shall provide Lessor with executed originals of Lease Attachment “E” (Estoppel Statement) for each contractor and/or material or labor supplier prior to start of work.

83. Once the improvement budget and plans have been approved by Lessor, Lessee shall post a Separate Letter of Credit (the “Construction LOC”) for the benefit of Lessor and in an amount sufficient to cover all of the proposed improvements. The preliminary budget for construction is $ 425,215.00 exclusive of Lessor’s contribution, for a total budget of $712,005.00 as of the date of this Addendum #4, which amount will be required for the Construction LOC. Should the budget be increased prior to completion of the proposed construction, the Construction LOC shall be increased in an equal amount.

The Construction LOC may be drawn on by Lessor in the event of Lessee’s failure to complete or pay for the approved improvements and/or to restore the Premises to rentable condition in the event that Lessee abandons or fails to complete the project.

84. Lessee shall not incur Base Monthly Rent for the period of early access, which shall commence 30 days after full execution of this Addendum #4, or such earlier date as agreed upon in writing by the parties, and Lessor’s receipt of the Construction LOC, the increased Deposit LOC, and insurance certificates extending all coverages required by the Lease to the 52 Expansion Space, until May 1, 2015 as stated above, but Lessee shall remain responsible for the prompt and timely payment of all utilities and other expenses incurred in connection with the early access to the 52 Expansion Space including Operating Expenses as detailed in Section 9 of the Lease.

85. Lessee’s build-out of the 52 Expansion Space shall be subject to the terms of the Lease including, but not limited to, Lessor’s right to review and approve, deny, or modify any and all change orders to the designs, budget, and plans as originally approved by Lessor.

86. Lessor shall provide Lessee with an improvement contribution not to exceed $286,790.00 (“Lessor’s Contribution”). Such contribution shall be available for improvements to the 52 Expansion Space only, and shall be subject to the following:

a.) Lessee shall not cause or allow any lien(s) to be placed upon the property in relation to the improvements to be constructed by Lessee and shall promptly remove any liens. In all representations to the subcontractor(s), general contractor, material and/or labor suppliers or others Lessee shall characterize Lessor as a “Non-participating Lessor” and shall hold and keep Lessor harmless from any and all liens, legal actions, and damages of any kind resulting from Lessee’s build-out activities on the property.

b.) Lessee shall post an increase in the Deposit LOC to include the amount of Lessor’s Contribution to the improvements.

c.) Lessee shall submit to Lessor copies of all invoices and conditional lien releases as they are acquired throughout the build-out.

d.) No part of Lessor’s Improvement Contribution shall be used for the acquisition or installation of Lessee’s personal property.

e.) Promptly upon receipt of all unconditional lien releases, a copy of the final signed-off permits, and a complete set of “As-Built” plans Lessor shall pay up to the improvement contribution amount to Lessee. Also at this time, Lessor shall endorse documents necessary to release the Construction LOC, or so much of it as shall remain.

87. Lessee shall increase the Deposit LOC in an amount equal to the maximum Lessor’s Contribution of $286,790.00 upon execution of this Addendum 4 to $762,072.00, which amount is inclusive of the annual reduction for 2015. Subject to the terms of the Lease and Lessee’s increase of the LOC amount as stated above, the annual amount available for reduction for May, 2016 shall be $190,518.00. Thereafter and continuing to be subject to the terms of the Lease the annual available Deposit LOC reduction amount shall be one-fourth of the remaining LOC amount throughout the revised Term of the Lease, but in no event shall the Deposit LOC be reduced to less than $190,518.00 throughout the remaining Initial Lease Term expiring April 30, 2019.

88. Lessor shall deliver the 52 Expansion Space with all Building Systems in good working condition prior to Lessee’s early access to the 52 Expansion Space. Building Systems include, but are not necessarily limited to:

a.) Lessor shall inspect and evaluate existing HVAC units for working condition (Note: any additional units required to accommodate Lessee’s improvements shall be Lessee’s responsibility under the Tenant Improvement budget. Maintenance of said additional units shall be Lessee’s sole responsibility.) Maintenance and/or repair of the existing HVAC units shall be per the terms of the Lease.

b.) Lessor shall inspect and repair or replace, at Lessor’s sole discretion, the two roll-up doors on the south exposure of the building.

c.) Lessor shall repair or replace, at Lessor’s sole discretion, the two handicapped parking spaces currently existing at the building to meet current code.

d.) Lessor shall have the roof inspected and, at Lessor’s sole discretion, make repairs or replacement as Lessor determines to be necessary.

89. Except as otherwise set forth in the terms of the Lease and as noted above in Section 88, Lessee agrees to take the entire Premises of 52 Leveroni Court on an “As-Is” basis.

90. Subject to the agreed measurement of the space as stated in Section 76 above, Lessee shall have exclusive use of up to 64 unreserved and unassigned parking spaces on the property.

91. This 52 Expansion Space shall be eligible for the Options to Extend as included in Section 51 of the Lease and subject to those same Terms.

92. Each party to this Addendum #4 represents and agrees that no commissions or fees of any kind have been incurred in relation to or as a result of this Addendum #4 and, further, any such commission or fee so related shall be borne by the party incurring it.

93. Except as expressly modified by this Addendum #4 the Lease shall remain in full force and effect.

Agreed to this 9th day of March, 2015.

Lessee	Lessor

/s/ Emil Kakkis	/s/ Jan Warz

Emil Kakkis, President and CEO	Jan Warz, Vice President and COO

Ultragenyx Pharmaceutical Inc.	Condiotti Enterprises, Inc.